Exhibit 99.01

AMEC and Foster Wheeler Establish Common Intranet Site

AMEC and Foster Wheeler have created a common intranet site where employees of both companies can view a variety of documents related to the pending transaction.  The site is designed to be a convenient and easily accessible repository of publicly available materials, including presentations, letters and filings produced by both companies.  We invite you to visit the site often.

This is part of an effort on the part of both companies to communicate in parallel and convey the same messages to all employees.

Until the transaction is formally completed, AMEC and Foster Wheeler remain two separate companies and must adhere to strict guidelines about what we can communicate and how we do it.  You will see that the site is unbranded and simple, and can contain only information that is already in the public domain.

To get started, follow these steps:

From your PC/laptop (connected to the network) or from your mobile device:

o	Click on the link below
www.amecandfosterwheeler.com
o	Register first
o	Use your Foster Wheeler email address and set up a password
o	The system will generate a confirmation email with a link
o	Click on the link in the email and you will activate your account
o	Now you can log in into the common site
o	You can click on ‘Remember me’ and you won’t have to enter your login details in the future

Foster Wheeler employees who need any assistance should contact their local Foster Wheeler IT Helpdesk.

Scott Lamb, Vice President
Investor Relations/Corporate Communications

5 June 2014